Exhibit 99.1

INNOSPEC REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Performance Chemicals and Fuel Specialties operating income up double digits with margin expansion

As expected, Oilfield Services results remain impacted by lower production chemical activity

$73.5 million cash generated from operations; Net cash improves to $303.8 million

GAAP EPS $1.33 and adjusted non-GAAP EPS $1.35

Dividend for full year increased by 10 percent

Englewood, CO – November 5, 2024 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2024 and declared a semi-annual dividend of 79 cents per common share for the second half of 2024, which will be paid on November 26, 2024 to shareholders of record as of November 18, 2024. This brings the annual dividend to $1.55 per share, a 10 percent increase over 2023.

Total revenues for the third quarter were $443.4 million, a decrease of 4 percent from $464.1 million in the corresponding period last year. Net income for the quarter was $33.4 million or $1.33 per diluted share, compared to $39.2 million or $1.57 per diluted share recorded last year. Adjusted EBITDA for the quarter was $50.5 million compared to $54.3 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the third quarter was $1.35 per diluted share, compared to $1.59 per diluted share a year ago.

Innospec generated cash from operating activities of $73.5 million before capital expenditures of $11.7 million in the quarter. The quarter closed with net cash of $303.8 million.

Adjusted EBITDA, income before income taxes excluding special items, net income excluding special items, and related per-share amounts, together with net cash, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2024			Quarter ended September 30, 2023
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$44.8	$33.4	$1.33	$47.5	$39.2	$1.57

Recovery of historical pension costs	(8.4)	(6.3)	(0.25)	—	—	—
Foreign currency exchange losses/(gains)	4.1	3.1	0.12	(3.2)	(2.4)	(0.10)
Amortization of acquired intangible assets	3.0	2.3	0.09	2.6	2.0	0.08
Settlement of historical tax audits	—	1.3	0.05	—	—	—
Adjustment of income tax provisions	—	(0.9)	(0.04)	—	0.2	0.01
Legacy costs of closed operations	1.0	0.8	0.03	0.7	0.5	0.02
Adjustment to fair value of contingent consideration	0.7	0.5	0.02	—	—	—
Acquisition related costs	—	—	—	0.3	0.2	0.01

	0.4	0.8	0.02	0.4	0.5	0.02

Adjusted non-GAAP amounts	$45.2	$34.2	$1.35	$47.9	$39.7	$1.59

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“Overall, this was a good quarter for Innospec. Fuel Specialties and Performance Chemicals delivered double digit operating income growth and margin expansion over the prior year, and Oilfield Services remained in line with expectations due to continuing weak production chemicals activity.

Performance Chemicals operating income remained broadly in-line with the first two quarters of 2024, and we expect that performance to continue in the coming quarter. Moving through 2025, our outlook continues to target sequential quarterly operating income and margin improvement. We expect that this growth will come from a broad mix of opportunities in our personal care, home care, agriculture and other industrial end markets.

In Fuel Specialties, gross margin improvement drove double digit operating income growth and operating margin expansion. We expect sequential improvement in operating income in the coming quarter, on seasonal demand. Over the medium-term, the team are pursuing several regional and end-market opportunities which target further sales growth and margin improvement in traditional fuel, renewable fuel and non-fuel applications.

As anticipated, Oilfield Services results continued to be impacted by significantly lower production chemical activity in the quarter. As of the end of October this activity has not recovered. We continue to expect lower sales levels through the end of 2024. In parallel we remain focused on several technology-based sales growth and margin improvement opportunities in our other oilfield segments, which we believe will drive sequential quarterly improvements in 2025.”

Revenues in Performance Chemicals of $163.6 million were up 13 percent over the third quarter of last year, with acquisition growth of 8 percent, volume growth of 9 percent and an adverse price/mix of 4 percent. Gross margins of 22.1 percent increased by 1.2 percentage points from the same quarter last year. Operating income of $20.0 million increased 18 percent from $16.9 million in the prior year period.

Revenues in Fuel Specialties of $165.8 million were down 2 percent from $169.3 million in the third quarter of last year. Volumes were up 2 percent offset by an adverse price/mix of 4 percent. Gross margins of 33.6 percent increased by 2.3 percentage points over last year. Operating income of $30.9 million was up 12 percent from $27.6 million a year ago.

Revenues in Oilfield Services of $114.0 million for the quarter were down 24 percent from $149.6 million in the third quarter of last year. Gross margins of 28.3 percent decreased by 7.7 percentage points from the same quarter last year on a weaker sales mix. Operating income of $7.1 million decreased 57 percent from $16.4 million in the prior year period.

Corporate costs for the quarter were $11.8 million, compared with $19.0 million a year ago primarily due to an $8.4 million recovery of historic pension costs. The effective tax rate for the quarter was 25.4 percent compared to 17.5 percent in the same period last year, due to the geographical mix of taxable profits.

For the quarter, cash provided by operating activities was $73.5 million compared to $58.1 million a year ago. As of September 30, 2024, Innospec had $303.8 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“I am pleased with the overall results this quarter which were in line with our expectations. Fuel Specialties and Performance Chemicals both delivered double digit operating income growth and improved margins over the prior year, while Oilfield Services was flat as expected with the quarter ended June 30, 2024. We continue to execute against a broad set of growth opportunities in all businesses. We believe our businesses will drive full-year growth in Fuel Specialties and Performance Chemicals, and sequential quarterly recovery in Oilfield Services in 2025.

Cash generation was excellent. With over $300 million in net cash we expect to continue to pursue organic investments and complementary M&A while returning value to shareholders through dividend growth. In line with this, I am pleased to announce an increase in our semi-annual dividend to 79 cents, bringing our dividend to $1.55 for the full year, an annual increase of 10 percent.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of interest (income)/expense, net, income taxes, depreciation and amortization, recovery of historical pension costs, foreign currency exchange losses/(gains), legacy costs of closed operations, adjustment to fair value of contingent consideration and acquisition related costs. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of recovery of historical pension costs, foreign currency exchange losses/(gains), amortization of acquired intangible assets, settlement of historical tax audits, adjustment of income tax provisions, legacy costs of closed operations, adjustment to fair value of contingent consideration and acquisition related costs. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and net income excluding special items and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,400 employees in 22 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends,” “outlook” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2023, Innospec’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Net sales	$443.4	$464.1	$1,378.6	$1,454.1
Cost of goods sold	(319.3)	(326.9)	(971.9)	(1,018.7)

Gross profit	124.1	137.2	406.7	435.4
Operating expenses:
Selling, general and administrative	(66.8)	(83.7)	(232.9)	(285.5)
Research and development	(11.1)	(11.6)	(35.1)	(32.8)
Adjustment to fair value of contingent consideration	(0.7)	—	(2.1)	—
Profit on disposal of property, plant and equipment	0.1	—	0.2	—

Total operating expenses	(78.5)	(95.3)	(269.9)	(318.3)

Operating income	45.6	41.9	136.8	117.1
Other (expense)/income, net	(3.5)	4.8	0.1	11.2
Interest income, net	2.7	0.8	6.9	0.8

Income before income taxes	44.8	47.5	143.8	129.1
Income taxes	(11.4)	(8.3)	(37.8)	(27.8)

Net income	$33.4	$39.2	$106.0	$101.3

Earnings per share:
Basic	$1.34	$1.58	$4.25	$4.08
Diluted	$1.33	$1.57	$4.22	$4.05
Weighted average shares outstanding (in thousands):
Basic	24,941	24,866	24,926	24,845
Diluted	25,101	25,006	25,103	25,000

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2024	2023	2024	2023
Net sales:
Performance Chemicals	$163.6	$145.2	$484.5	$424.4
Fuel Specialties	165.8	169.3	509.3	513.8
Oilfield Services	114.0	149.6	384.8	515.9

	443.4	464.1	1,378.6	1,454.1

Gross profit:
Performance Chemicals	36.1	30.3	110.0	76.4
Fuel Specialties	55.7	53.0	173.9	155.2
Oilfield Services	32.3	53.9	122.8	203.8

	124.1	137.2	406.7	435.4

Operating income:
Performance Chemicals	20.0	16.9	62.3	36.5
Fuel Specialties	30.9	27.6	94.7	77.1
Oilfield Services	7.1	16.4	31.3	60.3
Corporate costs	(11.8)	(19.0)	(49.6)	(56.8)

	46.2	41.9	138.7	117.1
Adjustment to fair value of contingent consideration	(0.7)	—	(2.1)	—
Profit on disposal of property, plant and equipment	0.1	—	0.2	—

Total operating income	$45.6	$41.9	$136.8	$117.1

Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2024	2023	2024	2023
Net income	$33.4	$39.2	$106.0	$101.3
Interest income, net	(2.7)	(0.8)	(6.9)	(0.8)
Income taxes	11.4	8.3	37.8	27.8
Depreciation and amortization	11.0	9.8	32.3	28.3
Recovery of historical pension costs	(8.4)	—	(8.4)	—
Foreign currency exchange losses/(gains)	4.1	(3.2)	3.1	(6.4)
Legacy costs of closed operations	1.0	0.7	2.6	2.4
Adjustment to fair value of contingent consideration	0.7	—	2.1	—
Acquisition related costs	—	0.3	—	1.8

Adjusted EBITDA	50.5	54.3	168.6	154.4

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$303.8	$203.7
Trade and other accounts receivable	327.6	359.8
Inventories	319.3	300.1
Prepaid expenses	9.2	18.7
Prepaid income taxes	5.1	2.8
Other current assets	0.6	0.6

Total current assets	965.6	885.7
Net property, plant and equipment	278.2	268.3
Operating lease right-of-use assets	45.5	45.1
Goodwill	392.3	399.3
Other intangible assets	63.6	57.3
Deferred tax assets	10.5	10.4
Pension asset	38.1	35.1
Other non-current assets	3.9	6.2

Total assets	$1,797.7	$1,707.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$169.0	$163.6
Accrued liabilities	170.0	185.9
Current portion of operating lease liabilities	14.0	13.6
Current portion of plant closure provisions	4.6	4.6
Current portion of accrued income taxes	15.5	2.6
Current portion of unrecognized tax benefits	—	1.2

Total current liabilities	373.1	371.5
Operating lease liabilities, net of current portion	31.7	31.6
Plant closure provisions, net of current portion	58.7	57.0
Accrued income taxes, net of current portion	—	11.6
Unrecognized tax benefits, net of current portion	11.0	13.6
Deferred tax liabilities	35.8	33.5
Pension liabilities and post-employment benefits	13.3	13.3
Acquisition-related contingent consideration	21.5	23.4
Other non-current liabilities	5.0	2.3
Equity	1,247.6	1,149.6

Total liabilities and equity	$1,797.7	$1,707.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2024	2023
Cash Flows from Operating Activities
Net income	$106.0	$101.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32.6	29.1
Adjustment to fair value of contingent consideration	2.1	—
Deferred taxes	0.6	0.5
Profit on disposal of property, plant and equipment	(0.2)	—
Non-cash movements on defined benefit pension plans	(2.5)	(2.5)
Stock option compensation	6.4	5.9
Changes in working capital	11.9	20.8
Movements in plant closure provisions	—	(1.2)
Movements in income taxes	1.5	(20.2)
Movements in unrecognized tax benefits	(3.8)	0.7
Movements in other assets and liabilities	4.2	0.5

Net cash provided by operating activities	158.8	134.9
Cash Flows from Investing Activities
Capital expenditures	(29.3)	(45.2)
Proceeds on disposal of property, plant and equipment	0.3	—
Business combinations, net of cash acquired	(0.2)	—
Internally developed software	(12.2)	(10.8)

Net cash used in investing activities	(41.4)	(56.0)
Cash Flows from Financing Activities
Non-controlling interest	1.7	0.3
Refinancing costs	(0.3)	(1.4)
Dividend paid	(19.0)	(17.2)
Issue of treasury stock	0.8	0.7
Repurchase of common stock	(0.7)	(1.0)

Net cash used in financing activities	(17.5)	(18.6)
Effect of foreign currency exchange rate changes on cash	0.2	(0.2)

Net change in cash and cash equivalents	100.1	60.1
Cash and cash equivalents at beginning of period	203.7	147.1

Cash and cash equivalents at end of period	$303.8	$207.2

Amortization of deferred finance costs of $0.3 million (2023 - $0.8 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.